APPENDIX A
GERBER SCIENTIFIC, INC.
1999 - 2001 ANNUAL INCENTIVE BONUS PLAN.

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1. PURPOSE
The purpose of the Plan is to reward certain domestic (U.S.) executives, key management, and other eligible employees by providing annual cash bonuses based upon the adjusted pre-tax profits and the improvement in adjusted pre-tax profits of their Subsidiary or the Company as applicable. This bonus is intended as an incentive to increase shareholder value through sustained and improved earnings.

2. DEFINITIONS
For purposes of the plan, the following terms shall have the definitions set forth below:
     (a) "Adjusted Consolidated Pre-Tax Profit." The pre-tax profit of the Company and all of its subsidiaries as certified by the independent public accountants of the Company, as accordance with Section 5.3
     (b) "Adjusted Pre-Tax Profit." The pre-tax profit of any Subsidiary (consolidated with its subsidiaries) of the Company as adjusted in accordance with Section 5.3.
     (c)  "Board."  The Board of Directors of the Company.
     (d) "Bonus Stock" Shares of the Company's Common Stock acquired in lieu of a portion of the cash bonus earned under this Plan.
     (e) "CEO." The Chief Executive Officer of the Company.
     (f) "Change of Control." A change in control as defined in the Employee Stock Plan.
     (g) "Code." The Internal Revenue Code of 1986, as amended, from time to time, or any corresponding federal tax statute enacted after the date this Plan is adopted by the Committee. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date this Plan is adopted by the Committee, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Plan containing such reference.
     (h) "Committee." The Management Development and Compensation Committee, as appointed from time to time by the Board and consisting solely of two or more outside Directors.
     (i) "Company." Gerber Scientific, Inc.
     (j) "Corporate Employees." Employees of the Company (as distinguished from Employees of any Subsidiary) who are not Corporate Officers.
     (k) "Corporate Designated Executives." Corporate Officers and other key corporate Employees designated by the Committee.
     (l) "Corporate Officers." Officers of the Company.
     (m) "Designated Executives." Corporate Designated Executives and Subsidiary Designated Executives.
     (n) "Employees." Individuals employed by either the Company or the Subsidiaries.
     (o) "Employee Stock Plan." The Company's 1992 Employee Stock Plan, as amended and restated as of May 1, 1997, and as may be further amended from time to time.
     (p) "Management." The Chairman and the Chief Executive Officer of the Company.
     (q) "Other Key Employees." Corporate Employees or Employees of a Subsidiary who are not Designated Executives who may be selected by the Committee to share in the Designated Executives' bonus pools in accordance with Section 6.2.1.
     (r) "Permanent Disability." Permanent and Total Disability as provided in
     Section 22(e)(3) of the Code.
     (s) "Plan." This 1999-2001 Annual Incentive Bonus Plan, as it may be amended from time to time.
     (t) "Regular Wages Paid." Base pay, including holiday pay, vacation pay, sick time pay and pay during an approved leave of absence, but excluding vacation pay in lieu of time off, overtime pay (except for adjustments as may be appropriate to assure compliance with the Fair Labor Standards Act), and any bonus pay.
     (u) "Retirement." Retirement as defined in the Employee Stock Plan.
     (v) "Restricted Stock." Shares of Company Common Stock granted or to be granted subject to certain restrictions as provided in Sections 8.2 and 8.2.1.
     (w) "Subsidiary" or "Subsidiaries." The Company's domestic subsidiaries (Gerber Scientific Products, Inc; Gerber Technology, Inc.; and Gerber Coburn Optical, Inc.).
     (x) "Subsidiary Designated Executives." Subsidiary Presidents and Other Key Employees of the Subsidiary designated by the Committee.
     (y) "Target Bonus Potential." The bonus percentages used to allocate the applicable Designated Executives' bonus pool among the categories of employees.

3. SUMMARY
Bonuses under the Plan shall be paid from bonus pools which are funded in accordance with the terms of this Plan. Separate bonus pools shall be provided for Corporate Designated Executives, other Corporate Employees, Subsidiary Designated Executives and other Employees of each of the Subsidiaries. The bonus pools for Corporate Designated Executives and other Corporate Employees shall be based on the consolidated performance of the Company and all of its subsidiaries for the applicable fiscal year. The bonus pool for employees of each Subsidiary shall be based on the individual performance of each Subsidiary for the applicable fiscal year.

4. PLAN YEARS
This Plan shall become effective on May 1, 1998 and shall be in effect for each of the succeeding three years through April 30, 2001.

5. DETERMINATION OF BONUS POOLS
5.1 Subsidiary Pools. The Company shall maintain two bonus pools for each participating Subsidiary, to which shall be credited for the applicable fiscal year an amount computed as follows:

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     5.1.1. For Subsidiary Designated Executives and Other Key Employees, the
     sum of the following:
         5.1.1.1. One percent of the adjusted pre-tax profit of the Subsidiary for the applicable fiscal year, plus
         5.1.1.2. Three percent of the improvement, if any, in such adjusted pre-tax profit over a threshold level which shall be 70 percent of the highest such annual profit reported in the three prior fiscal years (or, in the case of losses in each of such years, 100 percent of the smallest of the annual losses in such three year period).
     5.1.2. For all other eligible Employees of such Subsidiary:
         5.1.2.1. Two percent of the adjusted pre-tax profit of the Subsidiary for the applicable fiscal year.

5.2. Corporate Pools. There shall be two pools for the Company, to which shall be credited for the applicable fiscal year amounts computed as follows:
     5.2.1. For Corporate Designated Executives and Other Key Employees, the sum of the following:
         5.2.1.1. One percent of the adjusted consolidated pre-tax profit of the Company and all of its subsidiaries for the applicable fiscal year, plus
         5.2.1.2. Three percent of the improvement, if any, in such adjusted consolidated pre-tax profit over a threshold level which shall be 70 percent of the highest such annual adjusted consolidated profit reported in any of the three prior fiscal years.
     5.2.2. For all other Corporate Employees:
         5.2.2.1. One-quarter of one percent (.25%) of the adjusted consolidated pre-tax profit of the Company and all of its subsidiaries for the applicable fiscal year.

5.3. Adjustment of Pre-Tax Profit: The Committee shall adjust the pre-tax profit of each Subsidiary and the consolidated pre-tax profit of the Company and all of its subsidiaries for purposes of computing the bonus pool as follows:
     5.3.1. to exclude the bonus charges associated with this Plan for the applicable fiscal year;
     5.3.2. to exclude interest income or expense (intercompany or otherwise) and amortization of goodwill in the computation of Subsidiary adjusted pre-tax profits;
     5.3.3. to exclude the effects of all Foreign Sales Corporation (FSC) activity;
     5.3.4. to exclude the effects of any material changes in accounting principles which are not required by the Financial Accounting Standards Board but which are adopted by the Company after the performance goals are established;
     5.3.5. to include the equivalent income tax savings from investments in tax-exempt securities;
     5.3.6. to exclude all costs and charges incurred due to discontinued operations of, or restructuring by, the Company or its Subsidiaries, subject to the Committee's discretion to include such costs and charges;
     5.3.7. to exclude the effects of outside legal costs, including legal fees and expenses, court costs, and any settlement amounts or court awards of damages paid by the Company or the Subsidiaries, during the current fiscal year for lawsuits alleging infringement of patents owned by the Company or any subsidiary except that for bonus computation purposes, these outside legal costs will be amortized as a charge against adjusted pre-tax profit on a straight line basis over the following 60 months;
     5.3.8. to exclude the effects of any settlement amounts or court awards for damages paid to the Company or any subsidiary resulting from a patent infringement lawsuit; provided that for bonus computation purposes, these amounts first will be offset against the amount of current year patent infringement legal costs amortized for bonus purposes during the year, and second, will be offset against the cumulative unamortized amount of patent infringement legal costs as of the end of such fiscal year; and if the settlement or court award amounts exceed the cumulative amount of patent infringement legal costs, such excess, for bonus computation purposes, will be amortized on a straight line basis over three years, beginning in the year the settlement or court award amounts are recognized in earnings, as an increase to adjusted pre-tax profit.
5.4. Excess Credits or Charges. Any excess credits or charges to the bonus pools and any overstatement of the amount available in the bonus pools, however occasional, shall be corrected exclusively by adjustment of the bonus pools then or subsequently available and not by recourse to any person.

6. DETERMINATION OF INDIVIDUAL BONUS AMOUNTS
6.1. The Targeted Bonus Potential. The Targeted Bonus Potential for cash bonus awards is fixed as a percentage of each participant's Regular Wages Paid, as stated below. Except for grants of Restricted Stock in accordance with Section 8.2, awards shall be made under the Plan according to these targets only to the extent that funds are available in the applicable bonus pool and are subject to the maximum bonus percentage stated in section 6.3.
     6.1.1. The targeted bonus potential for the CEO is 75 percent,
     6.1.2. The targeted bonus potential for other Corporate Officers and Subsidiary presidents is 50 percent, 6.1.3. The targeted bonus potential for other Designated Executives is 30 percent, 6.1.4. The targeted bonus potential for Other Key Employees, if any, is up to 20 percent subject to Management's discretion.
6.2. Bonus Pools for Designated Executives and Other Key Employees and Allocation to Individuals. The bonus pool for Corporate Designated Executives and Other Key Employees shall be divided between Corporate Officers, other Corporate Designated Executives, and Other Key Employees of the Company based upon the Target Bonus Potential of each indi-

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vidual or group so as to yield bonus percentages in the appropriate ratio.
Likewise, the bonus pool for each Subsidiary's Designated Executives and Other Key Employees shall be divided between Subsidiary presidents, other Subsidiary Designated Executives, and Other Key Employees based upon the Target Bonus Potential of each individual or group as set out below so as to yield bonus percentages in the appropriate ratio. Thus, since the Target Bonus Potential is 75 percent for the CEO, 50 percent for other Corporate Officers and 30 percent for other Designated Executives, other Corporate Officers' bonus percentage will be two-thirds of the CEO's bonus percentage and other Designated Executives' bonus percentage will be 40 percent of the CEO's bonus percentage. Similarly, since the Target Bonus Potential is 50 percent for Subsidiary presidents and 30 percent for other Subsidiary Designated Executives, the other Subsidiary Designated Executives' bonus percentage will be 60 percent of the Subsidiary president's bonus percentage. [Example: Assume that individual A has a Target Bonus Potential of 50%, while individuals B, C, and D each have a Target Bonus Potential of 30%. Thus, expressed as a ratio, the percentage of salary Regular Wages Paid earned as a bonus award by B, C, and D shall equal 3/5 (or 60%) of the percentage of Regular Wages Paid earned by A as a bonus award. Assume further that the total bonus pool is $100,000, and that individual A earns Regular Wages Paid of $210,000 while B, C, and D each earn $50,000 ($150,000 aggregate). A's actual bonus percentage is calculated by dividing the total bonus pool ($100,000) by the weighted aggregate Regular Wages Paid, with A weighted at 100% and each of B, C, and D weighted at 60% ($210,000 + (60% x $150,000)). Thus, $100,000 is divided by $210,000 plus $90,000 or $300,000. A's actual bonus percentage is therefore 1/3 or 33.33%. The actual bonus percentages for B, C, and D are 60% of A's percentage (33.33% x 60%), resulting in 20%. The applicable individual bonus amounts are calculated by multiplying the actual bonus percentage for each applicable eligible employee by the employee's Regular Wages Paid during the fiscal year. Thus, A shall receive 33.33% of his Regular Wages Paid as a bonus award (33.33% x $210,000 = $70,000), while B, C, and D each shall receive 20% of their Regular Wages Paid as bonus awards (20% x $50,000 = $10,000 each).]
     6.2.1. Discretion To Add Other Key Employees. Management has the discretion to add a third category of Other Key Employees to share the Subsidiary Designated Executives' or Corporate Designated Executives' bonus pool, with a 20 percent (or less) relative Target Bonus Potential. The total applicable Designated Executives' bonus pool would remain the same and would be divided among the resulting individual or group based on the relative Target Bonus Potential for each individual or group so as to yield bonus percentages in the appropriate ratio (e.g., 50 percent for subsidiary presidents, 30 percent for Key Management, and 20 percent (or less as determined by Management based on recommendations of the Subsidiary) for Other Key Employees). At no time would the three groups' bonuses exceed 100 percent of the bonus pool. In the event that Management declines to exercise its discretion to add a third category of Other Key Employees, or adds a category with a Target Bonus Potential less than 20 percent, the bonus pools shall be divided between the remaining categories as described in section 6.2.
6.3. Maximum Bonus Amounts.
     6.3.1. Notwithstanding the amounts in the bonus pools, the maximum cash bonus payable to the CEO under the Plan shall not exceed 150 percent of Regular Wages Paid to him (i.e., two times the Target Bonus Potential). The maximum cash bonus payable to any other Corporate Officer or Subsidiary president shall not exceed 100 percent of Regular Wages Paid to such person and the maximum amount payable to any other Designated Executive shall not exceed 60 percent of Regular Wages Paid to any such person. For Designated Executives, this maximum bonus amount may be increased by up to one-sixth by an additional award of the Company's Restricted Stock, subject to the individual's stock election pursuant to section 8.2.
     6.3.2. The maximum cash bonus payable for all other Employees shall not exceed 10 percent of the Regular Wages Paid to persons in that category.
6.4. Committee Authority. The Committee shall have the sole authority to designate which Employees are classified as Corporate Officers, and Management shall have authority to designate other Corporate Designated Executives, Subsidiary Designated Executives and Other Key Employees, subject to ratification by the Committee.

7. ELIGIBILITY
7.1. Eligible Employees. All full-time persons employed by the Company and its Subsidiaries who are on the active permanent payroll on the last day of the fiscal year and who have been employed continuously by the Company or its subsidiaries for more than six months, shall receive a full share under the Plan as computed in sections 6.2 to 6.3.
     7.1.1. An approved leave of absence shall not be considered a break in service for purposes of determining bonus share.
     7.1.2. Employees who as of the last day of the fiscal year have been employed by the Company or its subsidiaries for less than six months are not eligible to receive any share under the Plan.
     7.1.3. Eligible employees who transfer between participating companies shall participate pro-rata in the Plan of each company where they were employed during the Plan year. Their bonus is based on the respective regular wages paid and applicable bonus percentage at each company where they were employed.

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7.2. Excluded Employees. Specifically excluded from participating in the Plan are: (1) Employees of foreign (i.e., non-U.S.) subsidiaries and foreign branches of the Company or the Subsidiaries; (2) Employees who participate in other forms of cash incentive compensation plans (e.g., salesmen paid on a commission basis); and (3) Employees under any form of collectively bargained wage or benefit contract.

7.3. Reinstated Employees. Employees who are laid-off during the Plan year but recalled to a participating company within the period of recall rights and prior to the end of the Plan year shall be considered to have had no break in service for purposes of determining bonus share. Employees who were laid-off prior to the beginning of the Plan year and are recalled to a participating company within the period of recall rights and prior to the end of the Plan year shall be considered to have been employed as of the first day of the Plan year for purposes of determining bonus share.

8. DISTRIBUTION OF THE PROFIT AND GROWTH INCENTIVE BONUS
8.1. Cash Distribution. Except as provided in this Article 8, the profit and growth incentive bonus for each participating company shall be paid in cash to eligible employees in accordance with section 6 ("Determination of Individual Bonus Amounts"). It is expected that any distribution for each fiscal year will be made on or before July 15th following the close of each fiscal year.

8.2. Stock Election. Designated Executives may elect to receive up to 50 percent of their bonus in the form of company Common Stock in lieu of cash. To encourage the election of stock in lieu of cash ("Bonus Stock"), the Company shall grant additional shares of the Company's Common Stock which shall equal in value (valued as of the date of purchase of the Bonus Stock without regard to any restrictions that may attach to such shares) to one-third of the bonus amount elected to be received in stock before tax withholding and shall be subject to certain restrictions ("Restricted Stock"). The restrictions and other terms of such Restricted Stock award shall be determined by the Committee and set forth in separate grant agreements. The agreement shall provide, among other things, that such Restricted Stock shall vest (and the restrictions shall lapse) in equal installments at each of the three anniversary dates following the date of election, provided that they have not been forfeited prior to any such vesting date. In the event that all or any portion of the Bonus Stock received in lieu of cash (after deduction for taxes withheld) is sold, transferred, or otherwise disposed of by the recipient thereof during the three year period following the grant of the Restricted Stock, a proportional number of the shares of Restricted Stock not yet vested shall be forfeited. [Example: If a participant elected to receive 150 shares of Common Stock in lieu of a portion of his or her cash bonus, after withholding 60 shares for taxes the participant will receive 90 shares of Bonus Stock. The participant would then be granted 50 shares of Restricted Stock. If the participant then sells all 90 shares of the Bonus Stock after the first anniversary of the Restricted Stock Grant date but before the second anniversary thereof, two-thirds of the shares of Restricted Stock (33.33) would be forfeited to the Company. The restrictions as to one-third of the Shares of Restricted Stock (16.67) would have lapsed after one year and those shares would no longer be Restricted Stock.] Upon termination of employment for any reason other than death, Permanent Disability or Retirement, all Restricted Stock not yet vested shall be forfeited. If termination of a Designated Executive's employment is due to Death, Permanent Disability or Retirement, all restrictions on the Restricted Stock issued to such Designated Executive pursuant to the Plan shall terminate upon such termination. All restrictions on Restricted Stock issued to a Designated Executive pursuant to this Plan shall also terminate in the event of a Change of Control.
     8.2.1. Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times or under circumstances as the Committee may determine on the date of election or thereafter. Except to the extent restricted as stated in section 8.2, a Designated Executive granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Where shares are Restricted Stock, they may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Designated Executive. Certificates representing shares of Restricted Stock may be legended to restrict transfer.
     8.2.2. Income Tax Withholding. It shall be a condition of an employee's right to receive a bonus under this Plan whether in the form of Company Common Stock (including restricted Stock) or cash, that the employee shall consent to the withholding by the Company of any federal, state or other taxes which the Company is obligated to withhold or collect. The Company is authorized to pay any such federal, state or other taxes resulting from such bonus by withholding such number of shares of Company Common Stock otherwise issuable to such employee that, based on the fair market value of the shares on the date the election to receive such Common Stock in lieu of cash is made, will satisfy such federal, state or other tax. It shall be a condition of an employee's right to receive Restricted Stock pursuant to this Plan that the employee agrees and authorizes the Company to either withhold from such employee's Regular Wages Paid or, at the Company's election, to reduce the number of shares of Restricted Stock which would otherwise be due to the employee under this Plan by an amount which, in the sole discretion of the Company, is sufficient

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     to pay all income taxes that the Company is required to withhold or collect in connection with the Restricted Stock award.
     8.2.3. Investment Representation. Unless the Committee otherwise determines, Participants who elect to receive Common Stock in lieu of cash must agree to take such Stock for investment and not for distribution. Delivery of such representations as may be requested by the Committee shall be a condition precedent to the right of the Participant to receive any shares of Common Stock under this Plan. Certificates representing such shares of Common Stock may be legended to restrict transfer absent compliance with the federal securities laws.
     8.2.4. Issuance of Bonus Stock and Restricted Stock. Company Common Stock received by Designated Executives in lieu of cash may, in the sole discretion of the Committee, be issued by the Company, purchased in the open market using the applicable portion of the Designated Executive's cash bonus amount, or issued under the Employee Stock Plan. In the Committee's discretion, Restricted Stock may be issued as Restricted Shares under the Employee Stock Plan.

9. MISCELLANEOUS
9.1. Transferability. An employee's rights and interests under the Plan may not be assigned or transferred. In the event of an employee's death, the Company shall pay any bonus amounts due under the Plan to the employee's designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

9.2. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final, conclusive, and binding upon all parties, including the Company, Subsidiaries, stockholders, and employees, provided, however, that the Committee shall rely upon and be bound by the amount of pre-tax profits as certified by the Company's independent public accountant, and the Target Bonus Potential and maximum bonus percentage as defined in section 6.

9.3. Amendment and Termination. The Committee reserves the right to modify, suspend or terminate the Plan in whole or in part at any time, including the right to modify the performance goals and targets employed; provided, however, that such amendment will not adversely affect rights with respect to allocations previously made; and provided further, that no modification of the Plan by the Committee without approval of the shareholders will materially increase the maximum amount allocated to the five most highly compensated Employees or render any member of the Committee eligible for a bonus award. Any modification to material terms of the Plan (i.e., employees eligible, business criteria on which the performance goal is based, or maximum amount of compensation payable) shall require shareholder approval prior to the payment of any benefit.

9.4. No Agreement to Employ. Nothing in the Plan shall be construed to constitute or evidence an agreement or understanding, express or implied, by the Company to employ or retain the employee for any specific period of time.

9.5. Certification That Terms Have Been Satisfied. Prior to payment of any bonus amount under the Plan, the Committee shall certify in writing that the performance goals and all other material terms stated herein have been attained. For this purpose, the approved minutes of a Committee meeting in which a certification is made shall be treated as a written certification.

9.6. Indemnification. Current and past members of the Board or Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such member in settlement thereof (with the Company's written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member's lack of good faith. Indemnification pursuant to this provision is subject to the condition that, upon the institution of any claim, action, suit, or proceeding against such member, such member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member's behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such member may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

9.7. Governing Law. This Plan shall be governed by the laws of the State of Connecticut.
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                            GERBER SCIENTIFIC, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING SEPTEMBER 25, 1998

     The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) Michael J. Cheshire and Carole F. St. Mark, and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Gerber Scientific, Inc., to be held at the Headquarters of Gerber Technology, Inc., 24 Industrial Park Road West, Tolland, Connecticut 06084, on September 25, 1998, at 2:30 p.m., Eastern Daylight Saving Time, and at any adjournment thereof, with all powers which the undersigned shareholder(s) would possess if personally present, for the election of the Class II Directors; for approval of certain Amendments to the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and Restated As of May 1, 1997; for approval of certain Amendments to the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, As Amended and Restated As of September 12, 1997; for approval of the Annual Incentive Bonus Plan for fiscal years 1999 through 2001; and upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

                               (To be signed, dated, and voted on reverse side)

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                   [triangle] FOLD AND DETACH HERE [triangle]

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED            Please mark    [X]
IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.            your vote as
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR        indicated in
EACH OF THE FOLLOWING ITEMS:                                 this example

(1) To elect three Directors: 01 Donald P. Aiken, 02 George M. Gentile, 03 David
    J. Gerber

    FOR all nominees          WITHHOLD
     listed above             AUTHORITY
    (except as stated      to vote for all
    to the contrary      nominees listed above.
        herein).

         [ ]                     [ ]

(Instruction: To withhold authority to vote for an individual nominee, write that nominee's name on the line provided below.)

________________________________________________________________________________


(2) To obtain shareholder approval of certain amendments to the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and Restated As of May 1, 1997;

    FOR  [ ]        AGAINST  [ ]        ABSTAIN  [ ]


(3) To obtain shareholder approval of certain amendments to the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, As Amended and Restated As of September 12, 1997;

    FOR  [ ]        AGAINST  [ ]        ABSTAIN  [ ]


(4) To obtain shareholder approval of the Annual Incentive Bonus Plan for fiscal years 1999 through 2001;

    FOR  [ ]        AGAINST  [ ]        ABSTAIN  [ ]

(5) To transact such other business as may properly come before the meeting.



The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated August 10, 1998

Dated: __________________________________________________________________, 1998

Signed:________________________________________________________________________

_______________________________________________________________________________

Please date and sign exactly as name(s) appear(s) on Proxy. Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer. Partnerships should show full partnership name and be signed by an authorized person.

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Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[bullet] You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

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OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
           Press 1.
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              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

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OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
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     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

                 To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The Instructions are the same for all remaining proposals.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

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PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
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CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
           1-800-840-1208 - ANYTIME
    There is NO CHARGE to you for this call.